DILLARD'S, INC.
                          ("Company")

                        Debt Securities

                        TERMS AGREEMENT


                                                    July 30, 1998

Dillard's, Inc.
1600 Cantrell Road
Little Rock, Arkansas 72201
Attention:  Vice President and Treasurer

Dear Sirs:

          On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement Basic Provisions filed as an exhibit to the Company's registration statement on Form S-3 (No. 333-59183) ("Underwriting Agreement"), the following securities ("Securities") to be issued under an indenture, dated as of May 15, 1988, as supplemented by a First Supplemental Indenture dated as of December 16, 1988, a Second Supplemental Indenture dated as of September 14, 1990, and a Third Supplemental Indenture dated as of August 3, 1998, between the Company and The Chase Manhattan Bank, as Trustee, on the following terms:

     Title:    6.43% Notes Due 2004

     Aggregate Principal Amount:  $200,000,000

     Interest: 6.43% per annum, from August 7, 1998, payable semiannually on February 1 and August 1 and commencing February
1, 1999, to holders of record on the preceding January 15 or July
15, as the case may be.

     Maturity:  August 1, 2004.

     Redemption: No provisions for redemption except for upon the occurrence of a Merger Termination Event, as such term is described in the Prospectus.

     Purchase Price: 99.342% of the principal amount of the Securities, plus accrued interest from August 7, 1998, if any.

          Expected Reoffering Price:   99.967% of the principal
          amount of the Securities, plus accrued interest from August 7, 1998, if any.

     Specified Funds for Payment of Purchase Price:  Federal
(same-day) funds.

     Closing Date: 10:00 A.M. on August 7, 1998, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York,
New York 10017.

     Name and Address of Representatives:

     Morgan Stanley & Co. Incorporated
     1585 Broadway, Second Floor
     New York, New York 10036

The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

It is understood that we may, with your consent, amend this offer to add additional Underwriters and reduce the aggregate principal amount to be purchased by the Underwriters listed in Schedule A hereto by the aggregate principal amount to be purchased by such additional Underwriters.

          The provisions of the Underwriting Agreement are incorporated herein by reference.

          The Securities will be made available for checking and packaging at the office of Morgan Stanley & Co. Incorporated at least 24 hours prior to the Closing Date.

          Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and returning it to us.

                           Very truly yours,

                           MORGAN STANLEY & CO. INCORPORATED
                           On behalf of themselves and as
                           Representatives of the Several
                           Underwriters

                           By Morgan Stanley & Co. Incorporated



                                By /s/ Harold J. Hendershott III
                                  Name: Harold J. Hendershott III
                                  Title: Vice President



                          SCHEDULE A


                                                  Principal
     Underwriter                                    Amount


     Morgan Stanley & Co. Incorporated            $100,000,000
     Chase Securities Inc.                        $100,000,000


Total. . . . . . . . . . . . . . . . . . . . . .  $200,000,000
                                                  =============
To:  Morgan Stanley & Co. Incorporated
           As Representatives of the Several
               Underwriters,
              c/o   Morgan Stanley & Co. Incorporated
                    1585 Broadway, Second Floor
                    New York, New York 10036

          We accept the offer contained in your letter dated July 30, 1998, relating to $200,000,000 principal amount of our 6.43% Notes Due 2004. We also confirm that, to the best of our knowledge after reasonable investigation, the representations and warranties of the undersigned in the Underwriting Agreement filed as an exhibit to the undersigned's registration statement on Form S-3 (No. 333-59183) ("Underwriting Agreement") are true and correct, no stop order suspending the effectiveness of the Registration Statement (as defined in the Underwriting Agreement) or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the undersigned, are contemplated by the Securities and Exchange Commission and, subsequent to the respective dates of the most recent financial statements in the Prospectus (as defined in the Underwriting Agreement), there has been (or in the case of a form of prospectus filed pursuant to Rule 424(b)(1) or (4) there will be, as of the date of such prospectus) no material adverse change in the financial position or results of operations of the undersigned and its subsidiaries except as set forth in or contemplated by the Prospectus.


                              Very truly yours,


                              DILLARD'S, INC.


                              By /s/ James I. Freeman
                                Name: James I. Freeman
                                Title: Senior Vice President and
                                       Chief Financial Officer